UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
July 16, 2015 (July 10, 2015)
Date of Report (Date of earliest event reported)

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1750 Elm Street, Manchester, NH 03104
(Address of principal executive offices)          (Zip Code)

(603) 935-9799
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01 Termination of a Material Definitive Agreement

On July 10, 2015, Boston Therapeutics, Inc. (the “Company”) was notified by Benchworks SD LLC (“Benchworks”), a  company engaged in the marketing, promotion and offering for distribution and sale of pharmaceutical and healthcare products, that Benchworks was terminating the Marketing Agreement dated as of May 14, 2014 (the “Agreement”) between the Company and Benchworks effective July 9, 2015.  The Agreement expired by its terms on May 14, 2015 but the parties had continued to operate under the terms of the Agreement on an “at will” basis following the expiration.

Under the terms of the Agreement, the Company had granted Benchworks the exclusive right to promote, market, sell and distribute SUGARDOWN®, the Company’s dietary product for diabetes, pre-diabetes and blood sugar management, in North America (the “Territory”) for an initial term of one year, subject to extension in accordance with the terms of the Agreement. Benchworks was responsible for and bore the expense for marketing an commercializing SUGARDOWN®, including the creation and payment for marketing, creative and promotional materials.  The Agreement defined certain minimum net sales levels that Benchworks must achieve to maintain exclusivity and provided for splits of net revenues from the sale of SUGARDOWN® in the Territory between the Company and Benchworks.

General Information
The foregoing is not a complete summary of the terms of the transaction contemplated by the Marketing Agreement and is qualified in its entirety by reference to the copy of the Marketing Agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date: July 16, 2015	By:	/s/ David Platt, Ph.D
David Platt
Chief Executive Officer